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May 12, 1998


Ms. Deborah Shur Trinker                                           Via Facsimile
Director of Regulatory Affairs
and Corporate Counsel
Rexall Sundown
901 Broken Sound Parkway NW
Boca Raton, FL 33487-3693

Re: Confirmation of Agreement Reached by Rexall Showcase International, Inc. ("Rexall") and Nutraceutix, Inc. ("Nutraceutix")

Dear Ms. Trinker:

This letter will confirm the basic terms of the agreement between Rexall and Nutraceutix, Inc. for the purchase by Rexall from Nutraceutix of all of its requirements for a hydrogen D-glucarate and/or calcium D-glucarate dietary ingredient ("Ingredient"). This letter will further confirm that the parties will enter into a License Agreement which shall set forth with specificity their respective obligations on additional terms, including without limitation, Nutraceutix's representations, warranties and indemnity obligations, Nutraceutix's patent rights and Rexall's licensing thereof, confidentiality agreement, permitted market, construction and execution, governing law, jurisdiction and arbitration. Said license agreement shall include the terms and conditions set forth in this letter.

The parties have agreed that during the period running from the date of this letter through December 31, 1999, (the "Initial Term"), Rexall will purchase all of its requirements for the Ingredient at the price of $120.00 per kilogram plus a license fee of $40.00 per kilogram; provided that the price of the Ingredient may be increased from time to time upon 60 days notice if Nutraceutix's documented acquisition or production cost for glucarate increases, said increase to be no greater than 110% of the increase in Nutraceutix's acquisition or production cost. This purchase price and license fee will apply both to purchases of the Ingredient by itself and to purchases of products containing the Ingredient, and will apply to Rexall's initial purchase under this agreement as well as all future purchases.

The Term may be extended on a year-by-year with the mutual agreement of both parties. During the Initial Term, Rexall shall have a minimum initial purchase requirement of 2,000 kilograms, 500 of which will be purchased within 30 days of signing this agreement. Prior to Rexall's first purchase of Glucarate during each year of the Term commencing on or after January 1, 2000, Rexall and Nutraceutix will negotiate in good faith to determine the applicable minimum quantity of the Ingredient to be purchased by Rexall during that year. Each such minimum purchase


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Ms. Deborah Shur Trinker
May 12, 1998
Page 2

quantity will represent a reasonable increase over the minimum quantity purchased by Rexall during the prior year based on consideration of all relevant factors, including but not limited to Rexall's sales of products containing the Ingredient during the previous year, the respective interests of the parties, the applicable regulatory environment, the status of U.S. Patent 4,845,123 (the "123 Patent") and the promotion of a mutually beneficial relationship between the parties.

In meeting this initial minimum purchase requirement, Rexall may include all of the following: 1) all purchases of the Ingredient by itself and its affiliates;
2) all purchases of the Ingredient contained in the prostate and breast dietary supplements, manufactured under the 123 Patent; and 3) other products which may be agreed to by the parties which would also be manufactured by Nutraceutix for Rexall under the 123 Patent. In consideration of Rexall meeting its minimum purchase requirement, Nutraceutix will not sell either the Ingredient, or any nutraceuticals, nutritional and dietary supplements, foods, cosmetics and over-the-counter pharmaceuticals containing the Ingredient, to any third party for use with such third party's multi-level marketing program. Rexall and affiliates shall not be permitted to distribute products containing the Ingredient through traditional retail channels.

During the Initial term, the prostate dietary supplement will be supplied by Nutraceutix to Rexall at a cost of $89.16 per 1,000 caplets and the breast dietary supplement at the cost of $49.13 per 1,000 caplets with such costs being inclusive of the purchase price and license fee for glucarate per the same quantitative and qualitative formula developed by Rexall and agreed to by Nutraceutix, attached hereto at Exhibit 1, provided, however, Rexall shall have no minimum purchase requirements for such products. All products containing the Ingredient will be manufactured either by Rexall or Nutraceutix, but not by any third party; all of the Ingredient for products manufactured by either Rexall or Nutraceutix will be supplied by Nutraceutix. A formula consistent with the formula in Exhibit 1 including licensing fee will be used to price these other products containing the Ingredient. Subject to the foregoing, products will be priced based on good faith negotiation and consistent with competitive pricing and compliance with Good Manufacturing Practices and Rexall's own quality control standards. All deliveries will be FOB Nutraceutix's facility.

It is further understood that subject to Rexall seeking a renewal term and meeting mutually agreed upon minimum annual purchase requirements for the Ingredient, the parties will enter into subsequent renewal terms under which Nutraceutix will continue to supply, on mutually agreed terms and conditions, the Ingredient, the prostate and breast dietary supplements, and other products including the Ingredient to Rexall. If Rexall does not meet its minimum purchase requirement during the Initial Term, or if the parties are unable to reach an agreement regarding the minimum purchase requirement for any subsequent year of the Term, Nutraceutix will sell products containing the Ingredient to Rexall on a non-exclusive basis pursuant to mutually agreeable terms and conditions.
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Ms. Deborah Shur Trinker
May 12, 1998
Page 3


The final agreement will state that the parties will keep confidential the terms and conditions of this Agreement, but not the existence of the Agreement or the transaction contemplated by it. The final agreement will also state that the parties will negotiate in good faith to have Nutraceutix manufacture other products not containing the Ingredient subject to Nutraceutix providing competitive bids for such other products. All products manufactured by Nutraceutix for Rexall, whether or not containing the Ingredient, will be manufactured pursuant to Good Manufacturing Practices and Rexall's own quality control standards.

Enclosed for your review is a first draft of the final agreement incorporating the provisions set forth and referred to in this letter. However, I understand that it may take some time to review and finalize the enclosed document, and I know that Rexall is anxious to commence selling products containing the Ingredient. Thus, please confirm below that the above letter accurately confirms the terms of the agreement reached by the parties as noted above and pending preparation and execution of said License Agreement, Rexall and Nutraceutix will proceed pursuant to the Agreement set forth in this letter.

Sincerely,


William D. St. John
President

WDS:ls

AGREED TO AND ACCEPTED BY:
REXALL SHOWCASE INTERNATIONAL AND REXALL SUNDOWN, INC.


By: /s/ DEBORAH SHUR TRINKER  5-13-98
    ----------------------------------
    Deborah Shur Trinker
    Director of Regulatory Affairs
    and Corporate Counsel